================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             SEC FILE NUMBER 0-30152

(Check One): [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
             [ ] Form N-SAR [ ] Form N-CSR

For Period Ended: December 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:__________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

================================================================================

PART I - REGISTRANT INFORMATION

Full Name of Registrant                        Billserv, Inc.
Former Name if Applicable
Address of Principal Executive Office          211 N. Loop 1604 East, Suite 200
(Street and Number)
City, State and Zip Code                       San Antonio, Texas 78232

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file the subject report in a timely manner without unreasonable effort and expense because the financial audit for the year ended December 31, 2002 has not been completed.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Michael R. Long            (210)                402-5000
           -----------------        -----------        ------------------
                (Name)              (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Billserv, Inc.
--------------------------------------------
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2003                            By:  /s/ Michael R. Long
                                                     ----------------------
                                                     Michael R. Long
                                                     Chairman of the Board and
                                                     Chief Executive Officer


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).